Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

February 28, 2007

Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re: Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, from July 1, 2007 until February 28,
2008, to reduce the compensation we are entitled to receive as investment adviser of Schroder Strategic Bond Fund (and, if necessary, to pay other Fund expenses) to the extent that the Fund's total operating expenses (other than interest, taxes, and extraordinary expenses) attributable to its Investor Shares and Advisor Shares, but, for the avoidance of doubt, excluding any expenses incurred indirectly in connection with investments in other entities, exceed the following annual rates:

SCHRODER SERIES TRUST

                               Investor Shares   Advisor Shares
                               ---------------   --------------
Schroder Strategic Bond Fund        1.15%             1.40%

Sincerely,

Schroder Investment Management
North America Inc.

By: /s/ Mark A. Hemenetz
    -------------------------------------
Name:  Mark A. Hemenetz
Title: Executive Vice President